Exhibit 10.1
CONSULTANT CONTRACT
     This agreement for consulting services (“Agreement”) is between Northrop Grumman Corporation, a Delaware corporation, whose principal place of business is located at 1840 Century Park East, Los Angeles, California 90067 (“NGC”) and Ronald D. Sugar
(“Consultant” or “Sugar”).
I.	ENGAGEMENT
     The Company hereby retains Consultant to provide such advice, and participate in such meetings and events for the Company’s benefit, as may be requested by the Company. Consultant’s principal point of contact at the Company with respect to the specific nature and scope of the services to be provided during the Consulting Period shall be the Company’s Chief Executive Officer or his designee. Consultant shall provide reports of his activities under this Agreement to NGC at such times and places as NGC may reasonably require.
II.	PLACE OF ENGAGEMENT
     Consultant shall perform the services called for under this Agreement in Los Angeles, California and in such other places and at such times as the Company and Consultant may mutually agree.
III.	TERM OF ENGAGEMENT
     The term of this Agreement shall be for a period of one year commencing on July 1, 2010 and terminating on June 30, 2011 (the “Consulting Period”). This Agreement may be renewed or extended for such time as NGC and the Consultant may agree upon in writing.
IV.	COMPENSATION
     A. Fee. Consultant agrees to make himself available to perform services for the Company for up to three (3) days per month during the Consulting Period. The Company shall pay Consultant a fixed fee of $16,680 per full or partial month for consulting services performed during the Consulting Period. Any consulting fee due for a calendar month shall be paid by the Company promptly after the end of such month . Consultant acknowledges and agrees that by accepting these consulting payments he is certifying his compliance with the provisions of this Agreement.
     B. Expenses. The Company shall reimburse Consultant for all reasonable and necessary business expenses, including first class airfare and accommodations, incurred by Consultant in connection with the rendering of services hereunder. Claims for expenses must be in accordance with the Company’s established policies and limitations pertaining to allowable expenses and documented pursuant to the procedures applicable to the Company’s officers.
     C. Full Extent Of Compensation. Unless otherwise specifically stated in writing, this Section IV describes the full extent of compensation Consultant shall receive under this Agreement and Consultant shall not be entitled by virtue of this Agreement to be paid a commission or to participate in any insurance, saving, retirement or other benefit programs, including, without limitation, stock ownership plans offered by NGC to its employees, nor shall this Agreement in any way modify any other Agreement that Consultant may have with NGC.
     D. Warranty. Consultant certifies and warrants that in the course of performing services under this Agreement, no payments will be made to government officials or customer representatives, that no government official or customer representative has any direct or indirect investment interest or interest in the revenues or profits of Consultant, and that no expenditure for other than lawful purposes will be made.
     E. Exclusion Of Lobbying Costs From Overhead Rates. NGC is prohibited from charging directly or indirectly, costs associated with lobbying activities to its contracts with the United States Government. Unallowable costs associated with lobbying activities are defined at Federal Acquisition Regulations (FAR) 31.205-22, effective as of the date of this Agreement. Consultant agrees that in the event that Consultant performs lobbying activities under this Agreement, Consultant shall provide NGC with a detailed accounting of time expended, individual agency/congressional employees contacted, and NGC programs discussed in the required activity report.
V.	TRADE SECRETS AND PROPRIETARY INFORMATION
     A. Disclosure To Third Parties Prohibited. Consultant shall not divulge, disclose or communicate any information concerning any matters affecting or relating to the business of NGC ithout the express written consent of NGC. The terms of this section shall remain in full force and effect after the termination or expiration of this Agreement.

     B. Ideas, Improvements and Inventions. Any and all ideas, improvements and inventions conceived of, developed, or first reduced to practice in the performance of work hereunder for NGC shall become the exclusive property of NGC and ideas and developments accruing therefrom shall all be fully disclosed to NGC and shall be the exclusive property of NGC and may be treated and dealt with by NGC as such without payment of further consideration than is hereinabove specified. Consultant shall preserve such ideas, improvements and inventions as confidential during the term of the contract and thereafter and will execute all papers and documents necessary to vest title to such ideas, developments, information, data, improvements and inventions in NGC and to enable NGC to apply for and obtain letters patent on such ideas, developments, information, data, improvements and inventions in any and all countries and to assign to NGC the entire right, title and interest thereto.
     C. Notes, Memoranda, Reports and Data. Consultant agrees that the original and all copies of notes, memoranda, reports, findings or other data prepared by Consultant in connection with the services performed hereunder shall become the sole and exclusive property of NGC.
     D. Disclosure of Confidential or Proprietary Information of Third Parties Prohibited. Consultant will not disclose to NGC or induce NGC to use any secret process, trade secret, or other confidential or proprietary knowledge or information belonging to others, including but not limited to the United States. Such information includes but is not limited to information relating to bids, offers, technical proposals, responses to requests for procurement, rankings of competitors and other similar procurement sensitive information.
     E. Non-Public Information. Consultant’s duties under this Agreement may involve access to material information that is not publicly available about Northrop Grumman Corporation. Consultant acknowledges that the securities laws of the United States impose certain restrictions upon the use of material non-public information, and he agrees to abide by such laws and regulations with respect to his, and his family’s transactions in Northrop Grumman stock and also with respect to his communication of such material, non-public information to others.
VI.	PRESERVATION OF TRADE NAMES, TRADE MARKS AND PATENT RIGHTS
     All trade names, trade marks and patent rights of NGC pertaining to NGC products, including the names “Northrop,” “Grumman” and “Northrop Grumman Corporation” shall remain the sole property of NGC and Consultant agrees to do all things necessary to protect and preserve such trade names, trade marks and patent rights from claims by other persons or entities.
VII.	COOPERATION WITH NGC
     During and after the expiration of this Agreement, Consultant shall cooperate with the Company in regard to any matter, dispute or controversy in which the Company is involved, or may become involved and of which Consultant may have knowledge. Such cooperation shall be subject to further agreement providing payment for Consultant’s expenses and reasonable compensation for his time.
VIII.	INDEMNIFICATION; INDEPENDENT CONTRACTOR
     Consultant shall render all services hereunder during the Consulting Period as an independent contractor and shall not hold out himself or herself as an agent of the Company. Nothing herein shall be construed to create or confer upon Consultant the right during the Consulting Period to make contracts or commitments for or on behalf of the Company. Consultant and the Company entered into an Indemnification Agreement that was effective on or about April 3, 2001 (the “Indemnification Agreement”). The Indemnification Agreement provides that the Company will indemnify Consultant for certain losses that Consultant may incur in connection with providing services that are within Consultant’s “Corporate Status” with the Company. Consultant’s services pursuant to this Agreement shall constitute “Corporate Status” for purposes of the Indemnification Agreement.
IX.	TAXES
     Consultant shall provide all services contemplated by this Agreement as a non-employee of the Company and the Company shall withhold (or not withhold, as applicable) income and employment taxes on such basis.
     Consultant shall pay all taxes which are imposed on him with respect to the compensation paid hereunder (including, without limitation, all taxes that may be due if the classification contemplated by the preceding paragraph is erroneous or if the Company is required to revise such classification).

X. OBSERVANCE OF APPLICABLE LAWS AND REGULATIONS
     A. United States Laws. Consultant shall comply with and do all things necessary for NGC to comply with United States laws and regulations and express policies of the United States Government, including but not limited to the requirements of the Foreign Corrupt Practices Act, 15 U.S.C. Section 78 dd-1 et seq., the Federal Acquisition Regulations, 48 CFR section 1.101 et seq., (“FAR”), the International Traffic in Arms Regulations, 22 CFR Parts 120 through 130 and applicable regulations; the Byrd Amendment (31 U.S.C. Section 1352) and applicable regulations; the Office of Federal Procurement Policy Act (41 U.S.C. Section 423) and applicable regulations; and the DoD Joint Ethics Regulation (DoD 5500.7-R). No part of any compensation or fee paid by NGC will be used directly or indirectly to make any kickbacks to any person or entity, or to make payments, gratuities, emoluments or to confer any other benefit to an official of any government or any political party. Consultant shall not seek, nor relay to NGC, any classified, proprietary or source selection information not generally available to the public. Consultant shall also comply with and do all things necessary for NGC to comply with provisions of contracts between agencies of the United States Government or their contractors and NGC that relate either to patent rights or the safeguarding of information pertaining to the security of the United States. This entire Agreement and/or the contents thereof may be disclosed to the United States Government.
     B. No Selling Agency Employed. Consultant further represents and warrants that no person or selling agency has been or will be employed or retained to solicit or secure any contract, including but not limited to a United States Government contract, upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the Consultant for the purpose of receiving business. In the event of a breach or violation of this warranty, NGC shall have the right to annul this Agreement without liability or in its discretion to deduct from the fee or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage or contingent fee.
     C. State Law And Regulations. Consultant shall comply with and do all things necessary for Consultant and NGC each to comply with all laws and regulations of the State of California and any other state, in which services hereunder are or may be rendered.
     D. Maintenance Of Time And Expense Records. Consultant shall maintain appropriate time and expense records pertaining to the services performed under this Agreement. Said records shall be subject to examination and audit by NGC and the United States Government until notified by NGC in writing, that the records no longer need to be maintained.
     E. Certification. This Agreement is made in material reliance upon the representations and warranties made by Consultant. The effectiveness of this Agreement is contingent upon and will not commence until receipt by NGC of the certifications set forth in Attachment C hereto. In the event that NGC has reason to believe that these certifications are incorrect, NGC may treat this Agreement as being null and void or may terminate this Agreement pursuant to Section XVI.
     F. Standards of Business Conduct. Consultant hereby acknowledges that he has received a copy of the NGC Standards of Business Conduct (or amendment thereof) and agrees to conduct his activities for or on behalf of NGC in accordance with such principles as a condition of this Agreement.
XI.	ASSIGNMENT OF RIGHTS
     This Agreement and the rights, benefits, duties and obligations contained herein may not be assigned or otherwise transferred in any manner to third parties without the express written approval of NGC. Any such assignment or transfer without prior approval of NGC will be null, void and without effect.
XII.	MODIFICATION
     No waiver or modification of this Agreement or of any covenant, condition, or limitation herein shall be valid and enforceable unless such waiver or modification is in writing.
XIII.	USE OR EMPLOYMENT OF THIRD PARTIES
     Consultant shall not utilize or employ any third party, individual or entity, in connection with Consultant’s performance of services under this Agreement without the express written approval of NGC.
XIV.	CONFLICTS OF INTEREST
     No business or legal conflicts of interest shall exist between services performed or to be performed by Consultant on behalf of NGC and by Consultant on behalf of any other client. The identity of Consultant’s directorships, other employment and clients shall be fully disclosed in the Certification, Attachment D.
XV.	EXCLUSIVITY OF CONSULTING ARRANGEMENT
     During the term of this Agreement, Consultant shall not directly or indirectly engage in any activities designed to deprive or which may have the effect of depriving NGC of the good will of customers or potential customers of its products and services. Further, Consultant shall not, during the term of this Agreement, and for a period of twelve (12) months after expiration or termination of this Agreement, represent, act as representative for, or market or sell, directly or indirectly, products competing with NGC products and services.
XVI.	TERMINATION
     A. Violation Of Term Or Condition. In the event of a violation by Consultant of any term or condition, express or implied, of this Agreement or of any federal or state law or regulation pertaining to or arising from Consultant’s performance of services under this Agreement, NGC may, in its discretion, terminate this Agreement immediately, without notice and in such event, Consultant shall only be entitled to compensation up to the time of such violation.
     B. Bankruptcy; Death. In the event Consultant dies or is adjudicated a bankrupt or petitions for relief under bankruptcy, reorganization, receivership, liquidation, compromise or other arrangement or attempts to make an assignment for the benefit of creditors, this Agreement shall be deemed terminated automatically, without requirement of notice, without further liability or obligation to the Company.
XVII.	SEVERABILITY OF PROVISIONS
     All provisions contained herein are severable and in the event any of them are held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid provision was not contained herein.

XVIII.	AVAILABILITY OF EQUITABLE REMEDIES
     Consultant understands and agrees that any breach or evasion of any of the terms of this Agreement will result in immediate and irreparable injury to NGC and will entitle NGC to all legal and equitable remedies including, without limitation, injunction or specific performance.
XIX.	GOVERNING LAW
     This Agreement and the performance hereunder shall be governed by and construed in accordance with the laws of the State of California (excluding any conflicts of laws provisions) which shall be the exclusive applicable law.
XX.	SETTLEMENT OF DISPUTES
     A. NGC and Consultant hereby consent to the resolution by arbitration of all disputes, issues, claims or controversies arising out of or in connection with this Agreement, that NGC may have against Consultant, or that Consultant may have against NGC, or against its officers, directors, employees or agents acting in their capacity as such; provided however, that in order to comply with the requirements of section 8116 of P. L. 111-118 (the “Franken Amendment”) and its implementing regulations, Consultant is not required to arbitrate any claim under Title VII of the Civil Rights Act of 1964 or any tort related to or arising out of sexual assault or harassment, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention, regardless of when that claim arises or has arisen. Consultant may, but is not required to, request arbitration of such claims. Each party’s promise to resolve all such claims, issues, or disputes by arbitration, except as noted above, in accordance with this Agreement rather than through the courts, is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the NGC and Consultant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
     B. Except as otherwise provided herein or by mutual agreement of the parties, any arbitration shall be administered in accordance with the then-current Model Arbitration Procedures of the American Arbitration Association (AAA) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened. The arbitration shall be held in Los Angeles, CA or at any other location mutually agreed upon by the parties.

     C. The parties shall attempt to agree upon the arbitrator. If the parties cannot agree on the arbitrator, the AAA shall then provide the names of nine (9) arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the AAA shall furnish an additional list until an arbitrator is selected.
     D. The arbitrator shall interpret this Agreement, and any applicable NGC policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state of Texas, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful NGC policy, rule or regulation, or this Agreement. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is voidable.
XXI.	NOTICE
     Any notice to be given hereunder shall be in writing, mailed by certified or registered mail with return receipt requested addressed to NGC:
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067
Attn.: Debora L. Catsavas
or to Consultant:
Ronald D. Sugar
or to such other address as may have been furnished at the date of mailing either by NGC or Consultant in writing.

XXII.	COMPLETE AGREEMENT
     This Agreement constitutes the entire agreement of the parties with respect to the engagement of Consultant by NGC. The parties stipulate and agree that neither of them has made any representation with respect to this Agreement except that such representations are specifically set forth herein. The parties acknowledge that any other payments or representations that may have been made are of no effect and that neither party has relied on such payments or representations in connection with this Agreement or the performance of services contemplated herein.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into and executed as set forth below.

NORTHROP GRUMMAN CORPORATION
/s/ Debora L. Catsavas
Debora L. Catsavas
Vice President Acting Chief Human Resources Officer Date: 6/28/10

CONSULTANT
/s/ Ronald D. Sugar
Ronald D. Sugar
Date: 6/22/10
TIN:

ATTACHMENT A

CERTIFICATION

Ronald D. Sugar
The undersigned, Ronald D. Sugar, (“Consultant”), hereby certifies, represents and warrants the following:
1. In past dealings with Northrop Grumman Corporation (“NGC”) or other clients, Consultant has complied with all applicable laws, rules, regulations and express policies of the United States and the State or territory in which services were performed.
2. In performing the services under this Agreement, Consultant will comply with all applicable laws, rules, regulations and express policies of the United States and the State or territory in which services will be performed.
3. There have been no kickbacks or other payments made, either directly or indirectly, to or by Mr. Sugar or to or by any member of his family.
4. No kick-backs or other payments will be made, either directly or indirectly, to or by Mr. Sugar or to or by any member of his family.
5. Consultant has not used and will not use any part of the compensation paid by NGC to make payments, gratuities, emoluments or to confer any other benefit to an official of any government, or any political party, or official of any political party.
6. No person or selling agency has been or will be employed or retained to solicit or secure any contract, including but not limited to a United States government contract, upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial selling agencies maintained by the Consultant for the purpose of receiving business.
7. No classified, proprietary, source selection or procurement sensitive information has been or will be solicited on behalf of or conveyed to NGC.

8. Consultant has not influenced or attempted to influence and will not influence or attempt to influence any United States government official or employee in connection with the award, extension, continuation, renewal, amendment or modification of a federal contract or otherwise engage in “non-exempt services” within the meaning of the Byrd Amendment, 31 U.S.C. Section 1352.
9. Consultant has not utilized or employed and will not utilize or employ any third party, individual or entity, in connection with the performance of services on behalf of NGC, except as follows: None.
10. No business or legal conflicts of interest exist between services performed or to be performed by Consultant on behalf of NGC and by Consultant on behalf of any other client, the identities of which Consultant has fully disclosed to NGC.
I declare under penalty of perjury that the foregoing certificate is true and correct.

/s/ Ronald D. Sugar	Date: 6/22/10

Ronald D. Sugar

2

ATTACHMENT B
CERTIFICATION OF DIRECTORSHIPS, EMPLOYMENT AND CLIENTS
Ronald D. Sugar
The following is a complete list of Consultant’s directorships, employment and consulting clients (if none, state “None”):
I. Directorships and Employment

Name of Company	Responsibilities/Duties
Chevron Corp. Air Lease Corp. Univ of So. Calif LA Philharmonic Alliance College Ready Schools Boys and Girls Clubs of America Achievement Rewards for College Scientists (ARCS)	Director Director Trustee/Professor (non-profit) Director (non-profit) Director (non-profit) Trustee (non-profit) Advisor (non-profit)
II. CLIENTS

Name of Company	Services/Duties

Ares Management, LLC	Senior Advisor

Signature:	/s/ Ronald D. Sugar
Ronald D. Sugar

Date:	6/22/10

ATTACHMENT C
CONSULTANT CERTIFICATE REGARDING NORTHROP GRUMMAN
CORPORATION STANDARDS OF BUSINESS CONDUCT
Ronald D. Sugar
     I, Ronald D. Sugar, do hereby certify that I am familiar with and will conform to the principles and practices set forth in the NGC publication entitled “Standards of Business Conduct.”

/s/ Ronald D. Sugar
Ronald D. Sugar

Date: 6/22/10